Exhibit 99.1

             Transbotics Appoints Charles Robison as CEO


    CHARLOTTE, N.C.--(BUSINESS WIRE)--April 11, 2007--Transbotics Corporation, (OTCBB: TNSB) (www.transbotics.com), announced that its board of directors appointed director Charles Robison, to serve as Vice Chairman of the Board and Chief Executive Officer, effective immediately. Claude Imbleau will continue to serve in the capacities of President and Chief Financial Officer.

    Prior to joining the Board of Transbotics Corporation in September 2005, Mr. Robison was President of Chicago Pneumatic, a division of Atlas Copco AB. Mr. Robison had been with Atlas Copco, which is based in Sweden, for 22 years and was President of Chicago Pneumatic, one of the largest suppliers of Industrial Power tools in the world, for seven years. During his time at the division, Robison substantially improved the global position of the company as a power tool supplier.

    "We are delighted to have Charlie join our team," said Bruce Wise, Chairman of the Board of Directors. "As the company grows and increases its production of vehicles, it will be extremely vital to have a man with Charlie's experience in manufacturing at the helm. He is a results-driven leader who is used to managing and growing businesses. This is just the kind of experience and knowledge Transbotics needs in the years to come to effectively execute our strategy of attaining stability, profitability and growth."

    For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automation solutions with an emphasis on Automatic Guided Vehicles (AGVs). The Company designs, integrates, manufactures, installs and supports automation solutions that efficiently move products and materials in the workplace through technologies such as AGVs, robotics, conveyors, palletizers and related products.

    Transbotics provides flexible, automated transportation solutions to a variety of industries, including automotive (tier one supplier), aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.

    This release (including information incorporated by reference herein) may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.

    CONTACT: Transbotics Corporation
             Todd Plyler, 704-362-1115
             tplyler@transbotics.com